As filed with the Securities and Exchange Commission on July 26, 2019
Registration No. 333‑214679

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

LIBERTY EXPEDIA HOLDINGS, INC.
(LEMS I LLC as successor by merger to Liberty Expedia Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	20-2705720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 108th Avenue NE Bellevue, WA	98004
(Address of Principal Executive Offices)	(Zip Code)

Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan, as amended
Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan, as amended
(Full Title of the Plans)

Robert J. Dzielak
Chief Legal Officer and Secretary
LEMS I LLC
333 108th Avenue NE
Bellevue, WA 98004
(425) 679-7200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by LEMS I LLC, a Delaware limited liability company (the “Company,” and formerly, Liberty Expedia Holdings, Inc., a Delaware corporation (“LEXPE”)), relates to the following registration statement pertaining to the registration of the shares of LEXPE’s Series A common stock, par value $0.01 per share (“Series A Common Stock”), and Series B common stock, par value $0.01 per share (“Series B Common Stock,” and together with Series A Common Stock, the “LEXPE Common Stock”), offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 (the “Registration Statement”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of LEXPE Common Stock
333-214679	November 17, 2016	Liberty Expedia Holdings, Inc. Transitional Stock Adjustment Plan (“TSAP”) (Series A Common Stock)	1,332,398
	November 17, 2016	Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan (Series A Common Stock)	250,000
	November 17, 2016	Liberty Expedia Holdings, Inc. TSAP (Series B Common Stock)	658,620

On July 26, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of April 15, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 5, 2019 (as amended, the “Merger Agreement”), by and among LEXPE, Expedia Group, Inc. (“Parent” or “Expedia Group”), the Company, a wholly owned subsidiary of Parent, and LEMS II Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into LEXPE (the “Merger”), with LEXPE surviving the Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”), and immediately following the Merger, LEXPE (as the Surviving Corporation) merged with and into the Company (the “Upstream Merger”, and together with the Merger, the “Combination”), with the Company surviving the Upstream Merger as a wholly owned subsidiary of Parent. LEXPE Common Stock are no longer publicly outstanding and the shares of LEXPE Common Stock currently represent the right to receive the consideration described in the Merger Agreement.

As a result of the Merger, LEXPE has terminated all offerings of LEXPE Common Stock and any other of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, State of Washington, on this 26th of July, 2019.

LEMS I LLC
(as successor by merger to Liberty Expedia Holdings, Inc.)

By:	/s/ Robert J. Dzielak
Name:	Robert J. Dzielak
Title:	Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.